UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                              Commission File Number:   0-22162
                                                                       ---------

                                CARECENTRIC, INC.
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             (Exact name of registrant as specified in its charter)


   2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339, (678) 264-4400
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                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                          principal executive offices)

                          Common Stock, $.001 par value
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]           Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)   [ ]           Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)    [X]

Approximate number of holders of record as of the certification or notice date:
31.

     Pursuant to the requirements of the Securities Exchange Act of 1934, CareCentric, Inc., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                       CARECENTRIC, INC.


DATE:  September 8, 2003             By: /s/ John R. Festa
                                          --------------------------------------
                                          John R. Festa
                                          President



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